Exhibit 99.1

ELEMENTAL TECHNOLOGIES, INC.

2006 STOCK INCENTIVE PLAN

(As amended May 29, 2008, May 28, 2010, September 15, 2011, January 24, 2012,

March 28, 2012, May 22, 2013, March 27, 2014, June 5, 2014, December 17, 2014, June 9, 2015

and September 2, 2015)

1.	Purpose. The purpose of this 2006 Stock Incentive Plan (the “Plan”) is to enable Amazon.com, Inc. (the “Company”) to attract and retain the services of (i) selected employees, officers and directors of the Company or any parent or subsidiary of the Company and (ii) selected nonemployee agents, consultants, advisers and independent contractors of the Company or any parent or subsidiary of the Company. For purposes of this Plan, a person is considered to be employed by or in the service of the Company if the person is employed by or in the service of any entity (the “Employer”) that is either the Company or a parent or subsidiary of the Company.

2.	Shares Subject to the Plan. Subject to adjustment as provided below and in Section 9, the shares to be offered under the Plan shall consist of Common Stock of the Company, and the total number of shares of Common Stock that may be issued under the Plan shall be 7,326,835 shares. Upon any (i) payout of an award in the form of cash, (ii) cancellation, termination, expiration, forfeiture or lapse for any reason of any award, (iii) payment of the exercise price of an option with previously acquired shares of the Company or by withholding shares that otherwise would be acquired on exercise of the option or (iv) payment of withholding taxes related to an award with previously acquired shares of the Company or by withholding shares that otherwise would be acquired under the award, the number of shares underlying the award that were not issued, or were previously issued under an award but surrendered or forfeited to the Company as a result of any of these actions, shall again be available for grants under the Plan.

3.	Effective Date and Duration of Plan.

3.1	Effective Date. The Plan shall become effective as of August 2, 2006. No Incentive Stock Option (as defined in Section 5 below) granted under the Plan shall become exercisable, however, until the Plan is approved by the affirmative vote of the holders of a majority of the shares of Common Stock represented at a shareholders meeting at which a quorum is present or by means of unanimous consent resolutions, and the exercise of any Incentive Stock Options granted under the Plan before approval shall be conditioned on and subject to that approval. Subject to this limitation, options may be granted and shares may be awarded as bonuses or sold under the Plan at any time after the effective date and before termination of the Plan. RSUs may be granted under the plan at any time after September 2, 2015 and before termination of the Plan.

3.2

Duration. The Plan shall continue in effect until all shares available for issuance under the Plan have been issued and all restrictions on the shares have lapsed. The Board of Directors may suspend or terminate the Plan at any time except with respect to options and RSUs and shares subject to restrictions then outstanding under the Plan. Termination shall not affect any outstanding options, any outstanding RSUs, any right of the Company to repurchase shares or the forfeitability of shares issued under the Plan.

4.	Administration.

4.1	Board of Directors. The Plan shall be administered by the Board of Directors of the Company, which shall determine and designate the individuals to whom awards shall be made, the amount of the awards and the other terms and conditions of the awards. Subject to the provisions of the Plan, the Board of Directors may adopt and amend rules and regulations relating to administration of the Plan, advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to shares (except those restrictions imposed by law) and make all other determinations in the judgment of the Board of Directors necessary or desirable for the administration of the Plan. The interpretation and construction of the provisions of the Plan and related agreements by the Board of Directors shall be final and conclusive. The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it deems expedient to carry the Plan into effect, and the Board of Directors shall be the sole and final judge of such expediency.

4.2	Committee. The Board of Directors may delegate to any committee of the Board of Directors (the “Committee”) any or all authority for administration of the Plan. If authority is delegated to the Committee, all references to the Board of Directors in the Plan shall mean and relate to the Committee, except (i) as otherwise provided by the Board of Directors and (ii) that only the Board of Directors may amend or terminate the Plan as provided in Sections 3 and 10.

4.3	Officers. The Board of Directors may delegate to any officer or officers of the Company authority to grant awards under the Plan, subject to any restrictions imposed by the Board of Directors.

5.	Types of Awards, Eligibility, Limitations. The Board of Directors may, from time to time, take the following actions, separately or in combination, under the Plan: (i) grant Incentive Stock Options, as defined in Section 422 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), as provided in Sections 6.1 and 6.2; (ii) grant options other than Incentive Stock Options (“Non-Statutory Stock Options”) as provided in Sections 6.1 and 6.3; (iii) award stock bonuses or RSUs as provided in Section 7; and (iv) sell shares subject to restrictions as provided in Section 8. Awards may be made to employees, including employees who are officers or directors, and to other individuals described in Section 1 selected by the Board of Directors; provided, however, that only employees of the Company or any parent or subsidiary of the Company (as defined in subsections 424(e) and 424(f) of the Code) are eligible to receive Incentive Stock Options under the Plan. The Board of Directors shall select the individuals to whom awards shall be made and shall specify the action taken with respect to each individual to whom an award is made. At the discretion of the Board of Directors, an individual may be given an election to surrender an award in exchange for the grant of a new award.

6.	Option Grants.

6.1	General Rules Relating to Options.

6.1.1	Terms of Grant. The Board of Directors may grant options under the Plan. With respect to each option grant, the Board of Directors shall determine the number of shares subject to the option, the exercise price, the period of the option, the time or times at which the option may be exercised and whether the option is an Incentive Stock Option or a Non-Statutory Stock Option or a UK Enterprise Management Incentive under Schedule 5 to the UK Income Taxes (Earnings and Pensions) Act 2003. At the time of the grant of an option or at any time thereafter, the Board of Directors may provide that an optionee who exercised an option with Common Stock of the Company shall automatically receive a new option to purchase additional shares equal to the number of shares surrendered and may specify the terms and conditions of such new options.

6.1.2	Exercise of Options. Except as provided in Section 6.1.4 or as determined by the Board of Directors, no option granted under the Plan may be exercised unless at the time of exercise the optionee is employed by or in the service of the Company and shall have been so employed or provided such service continuously since the date the option was granted. Except as provided in Sections 6.1.4 and 9, options granted under the Plan may be exercised from time to time over the period stated in each option in amounts and at times prescribed by the Board of Directors, provided that options may not be exercised for fractional shares. Unless otherwise determined by the Board of Directors, if an optionee does not exercise an option in any one year for the full number of shares to which the optionee is entitled in that year, the optionee’s rights shall be cumulative and the optionee may purchase those shares in any subsequent year during the term of the option.

6.1.3	Nontransferability. Each Incentive Stock Option and, unless otherwise determined by the Board of Directors, each other option granted under the Plan by its terms (i) shall be nonassignable and nontransferable by the optionee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the optionee’s domicile at the time of death, and (ii) during the optionee’s lifetime, shall be exercisable only by the optionee.

6.1.4	Termination of Employment or Service.

6.1.4(a)

General Rule. Unless otherwise determined by the Board of Directors, if an optionee’s employment or service with the Company terminates for any reason other than because of total disability or death as provided in Sections 6.1.4(b) and (c), his or her option may be exercised at any time before the expiration date of the option or the expiration of 30 days after the date of termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of termination.

6.1.4(b)	Termination Because of Total Disability. Unless otherwise determined by the Board of Directors, if an optionee’s employment or service with the Company terminates because of total disability, his or her option may be exercised at any time before the expiration date of the option or before the date 12 months after the date of termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of termination. The term “total disability” means a medically determinable mental or physical impairment that is expected to result in death or has lasted or is expected to last for a continuous period of 12 months or more and that, in the opinion of the Company and two independent physicians, causes the optionee to be unable to perform his or her duties as an employee, director, officer or consultant of the Employer and unable to be engaged in any substantial gainful activity. Total disability shall be deemed to have occurred on the first day after the two independent physicians have furnished their written opinion of total disability to the Company and the Company has reached an opinion of total disability.

6.1.4(c)	Termination Because of Death. Unless otherwise determined by the Board of Directors, if an optionee dies while employed by or providing service to the Company, his or her option may be exercised at any time before the expiration date of the option or before the date 12 months after the date of death, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of death and only by the person or persons to whom the optionee’s rights under the option shall pass by the optionee’s will or by the laws of descent and distribution of the state or country of domicile at the time of death.

6.1.4(d)	Amendment of Exercise Period Applicable to Termination. The Board of Directors may at any time extend the 30-day and 12-month exercise periods any length of time not longer than the original expiration date of the option. The Board of Directors may at any time increase the portion of an option that is exercisable, subject to terms and conditions determined by the Board of Directors.

6.1.4(e)	Failure to Exercise Option. To the extent that the option of any deceased optionee or any optionee whose employment or service terminates is not exercised within the applicable period, all further rights to purchase shares pursuant to the option shall cease and terminate.

6.1.4(f)	Leave of Absence. An absence on leave approved by the Employer shall not be deemed a termination or interruption of employment or service. Unless otherwise determined by the Board of Directors, vesting of options shall continue during a medical, family or military leave of absence that is approved by the Employer, whether paid or unpaid, and vesting of options shall be suspended during any other unpaid leave of absence.

6.1.5	Purchase of Shares.

6.1.5(a)	Notice of Exercise. Unless the Board of Directors determines otherwise, shares may be acquired pursuant to an option granted under the Plan only upon the Company’s receipt of written notice from the optionee of the optionee’s binding commitment to purchase shares, specifying the number of shares the optionee desires to purchase under the option and the date on which the optionee agrees to complete the transaction, and, if required to comply with the US Securities Act of 1933, containing a representation that it is the optionee’s intention to acquire the shares for investment and not with a view to distribution.

6.1.5(b)

Payment. Unless the Board of Directors determines otherwise, on or before the date specified for completion of the purchase of shares pursuant to an option exercise, the optionee must pay the Company the full purchase price of those shares in cash or by check or, with the consent of the Board of Directors, in whole or in part, in Common Stock of the Company valued at fair market value, restricted stock or other contingent awards denominated in either stock or cash, promissory notes and other forms of consideration. Unless otherwise determined by the Board of Directors, any Common Stock provided in payment of the purchase price must have been previously acquired and held by the optionee for at least six months. The fair market value of Common Stock provided in payment of the purchase price shall be the closing price of the Common Stock last reported before the time payment in Common Stock is made or, if earlier, committed to be made, if the Common Stock is publicly traded, or another value of the Common Stock as specified by the Board of Directors. No shares shall be issued until full payment for the shares has been made, including all amounts owed for tax withholding. With the consent of the Board of Directors, an optionee may request the Company to apply automatically the shares to be received upon the exercise of a portion of a stock option (even though stock certificates have not yet been issued) to satisfy the purchase price for additional portions of the option.

6.1.5(c)	Tax Withholding. Each optionee who has exercised an option shall, immediately upon notification of the amount due, if any, pay to the Company in cash or by check amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If additional withholding is or becomes required (as a result of exercise of an option or as a result of disposition of shares acquired pursuant to exercise of an option) beyond any amount deposited before delivery of the certificates, the optionee shall pay such amount, in cash or by check, to the Company on demand. If the optionee fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the optionee, including salary, subject to applicable law. With the consent of the Board of Directors, an optionee may satisfy this obligation, in whole or in part, by instructing the Company to withhold from the shares to be issued upon exercise or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the minimum amount necessary to satisfy the required withholding obligation.

6.1.5(d)	Reduction of Reserved Shares. Upon the exercise of an option, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued upon exercise of the option (less the number of any shares surrendered in payment for the exercise price or withheld to satisfy withholding requirements).

6.1.6

Limitations on Grants to Non-Exempt Employees. Unless otherwise determined by the Board of Directors, if an employee of the Company or any parent or subsidiary of the Company is a non-exempt employee subject to the overtime compensation provisions of Section 7 of the Fair

Labor Standards Act (the “FLSA”), any option granted to that employee shall be subject to the following restrictions: (i) the option price shall be at least 85 percent of the fair market value, as described in Section 6.2.4, of the Common Stock subject to the option on the date it is granted; and (ii) the option shall not be exercisable until at least six months after the date it is granted; provided, however, that this six-month restriction on exercisability will cease to apply if the employee dies, becomes disabled or retires, there is a change in ownership of the Company, or in other circumstances permitted by regulation, all as prescribed in Section 7(e)(8)(B) of the FLSA. Where an employee is employed outside the USA, this section 6.1.6 shall apply, subject to any legislation equivalent to that cited in this section in the jurisdiction in which the employee is employed or domiciled, as applicable.

6.2	Incentive Stock Options. Incentive Stock Options shall be subject to the following additional terms and conditions:

6.2.1	Limitation on Amount of Grants. If the aggregate fair market value of stock (determined as of the date the option is granted) for which Incentive Stock Options granted under this Plan (and any other stock incentive plan of the Company or its parent or subsidiary corporations, as defined in subsections 424(e) and 424(f) of the Code) are exercisable for the first time by an employee during any calendar year exceeds $100,000, the portion of the option or options not exceeding $100,000, to the extent of whole shares, will be treated as an Incentive Stock Option and the remaining portion of the option or options will be treated as a Non-Statutory Stock Option. The preceding sentence will be applied by taking options into account in the order in which they were granted. If, under the $100,000 limitation, a portion of an option is treated as an Incentive Stock Option and the remaining portion of the option is treated as a Non-Statutory Stock Option, unless the optionee designates otherwise at the time of exercise, the optionee’s exercise of all or a portion of the option will be treated as the exercise of the Incentive Stock Option portion of the option to the full extent permitted under the $100,000 limitation. If an optionee exercises an option that is treated as in part an Incentive Stock Option and in part a Non-Statutory Stock Option, the Company will designate the portion of the stock acquired pursuant to the exercise of the Incentive Stock Option portion as Incentive Stock Option stock by issuing a separate certificate for that portion of the stock and identifying the certificate as Incentive Stock Option stock in its stock records.

6.2.2

Limitations on Grants to 10 Percent Shareholders. An Incentive Stock Option may be granted under the Plan to an employee possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any parent or subsidiary (as defined in subsections 424(e) and 424(f) of the Code) only if the option price is at least 110 percent of the fair market value, as described in Section 6.2.4, of the Common Stock subject to the option on the date it is granted and the option by its terms is not exercisable after the expiration of five years from the date it is granted.

6.2.3	Duration of Options. Subject to Sections 6.1.2, 6.1.4 and 6.2.2, Incentive Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors, except that by its terms no Incentive Stock Option shall be exercisable after the expiration of 10 years from the date it is granted.

6.2.4	Option Price. The option price per share shall be determined by the Board of Directors at the time of grant. Except as provided in Section 6.2.2, the option price shall not be less than 100 percent of the fair market value of the Common Stock covered by the Incentive Stock Option at the date the option is granted. The fair market value shall be the closing price of the Common Stock last reported before the time the option is granted, if the stock is publicly traded, or another value of the Common Stock as specified by the Board of Directors.

6.2.5	Limitation on Time of Grant. No Incentive Stock Option shall be granted on or after the tenth anniversary of the last action by the Board of Directors adopting the Plan or approving an increase in the number of shares available for issuance under the Plan, which action was subsequently approved within 12 months by the shareholders.

6.2.6	Early Dispositions. If within two years after an Incentive Stock Option is granted or within 12 months after an Incentive Stock Option is exercised, the optionee sells or otherwise disposes of Common Stock acquired on exercise of the Option, the optionee shall within 30 days of the sale or disposition notify the Company in writing of (i) the date of the sale or disposition, (ii) the amount realized on the sale or disposition and (iii) the nature of the disposition (e.g., sale, gift, etc.).

6.3	Non-Statutory Stock Options. Non-Statutory Stock Options shall be subject to the following terms and conditions, in addition to those set forth in Section 6.1 above:

6.4	Option Price. The option price for Non-Statutory Stock Options shall be determined by the Board of Directors at the time of grant and may be any amount determined by the Board of Directors.

6.5	Duration of Options. Non-Statutory Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors.

7.	Stock Bonuses and RSUs. The Board of Directors may award shares under the Plan as stock bonuses and may award RSUs, which shall be awards denominated in units of Common Stock. Shares awarded as a bonus and shares issuable pursuant to RSUs shall be subject to the terms, conditions and restrictions determined by the Board of Directors (which may be based on continuous service with the Company or the achievement of performance goals). The restrictions may include restrictions concerning transferability, vesting and forfeiture of the shares subject to the award (including by reason of termination of the recipient’s employment or service relationship), together with any other restrictions determined by the Board of Directors. The Board of Directors may require the recipient to sign an agreement as a condition of the award, but may not require the recipient to pay any monetary consideration other than amounts necessary to satisfy tax withholding requirements. The agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board of Directors. The certificates representing the shares awarded shall bear any legends required by the Board of Directors. The Company may require any recipient of a stock bonus or RSUs to pay to the Company in cash or by check upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. In addition, subject to the terms of any award agreement and applicable law, the Company or the Employer may withhold that amount from other amounts payable to the recipient, including salary or shares to be issued in settlement of the stock bonus or RSU, or by delivering to the Company other shares of Common Stock owned by the recipient. Upon the issuance of a stock bonus or RSU award, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued, less the number of shares withheld or delivered to satisfy withholding obligations. Notwithstanding any other provisions of the Plan, the Board of Directors may, in its sole discretion, waive the forfeiture period and any other terms, conditions or restrictions on any stock bonus or RSUs under such circumstances and subject to such terms and conditions as the Board of Directors shall deem appropriate.

8.

Restricted Stock. The Board of Directors may issue shares under the Plan for any consideration (including promissory notes and services) determined by the Board of Directors. Shares issued under the Plan shall be subject to the terms, conditions and restrictions determined by the Board of Directors. The restrictions may include restrictions concerning transferability, repurchase by the Company and forfeiture of the shares issued, together with any other restrictions determined by the Board of Directors. All Common Stock issued pursuant to this Section 8 shall be subject to a purchase agreement, which shall be executed by the Company and the prospective purchaser of the shares before the delivery of certificates representing the shares to the purchaser. The purchase agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board of Directors. The certificates representing the shares shall bear any legends required by the Board of Directors. The Company may require any purchaser of restricted stock to pay to the Company in cash or by check upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the purchaser fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the purchaser, including salary, subject to applicable law. With the consent of the Board of Directors, a purchaser may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the minimum amount necessary to satisfy the required withholding obligation. Upon the issuance of restricted stock, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued, less the number of shares withheld or delivered to satisfy withholding obligations.

9.	Changes in Capital Structure.

9.1	Stock Splits, Stock Dividends. If the outstanding Common Stock of the Company is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, combination of shares, dividend payable in shares, recapitalization or reclassification, appropriate adjustment shall be made by the Board of Directors in the number and kind of shares available for grants under the Plan and in all other share amounts set forth in the Plan. In addition, the Board of Directors shall make appropriate adjustment in the number and kind of shares as to which outstanding options, or portions thereof then unexercised, shall be exercisable, and as to which other outstanding awards are subject, in each case so that the optionee’s or award holder’s proportionate interest before and after the occurrence of the event is maintained. Notwithstanding the foregoing, the Board of Directors shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Board of Directors. Any such adjustments made by the Board of Directors shall be conclusive.

9.2	Mergers, Reorganizations, Etc. In the event of a merger, consolidation, plan of exchange, acquisition of property or stock, split-up, split-off, spin-off, reorganization, liquidation or dissolution to which the Company is a party or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company (each, a “Transaction”), the Board of Directors shall, in its sole discretion and to the extent possible under the structure of the Transaction, select from among the following alternatives for treating outstanding awards under the Plan:

9.2.1	Outstanding awards remain outstanding in accordance with their terms.

9.2.2

Outstanding vested and unvested awards are assumed by a surviving or acquiring corporation or converted into or replaced with stock, stock awards or awards to acquire stock, in one or more of the corporations, including the Company, that are the surviving or acquiring corporations in the Transaction, or rights to receive cash or other consideration of the type received by shareholders of the Company in the Transaction. The amount, type of securities (or consideration to be received) and the exercise price of any assumed, converted or replacement options or awards shall be determined by the Board of Directors, taking into account the relative values of the companies involved in the Transaction and the exchange rate, if any, used in determining shares of the surviving corporation(s) to be held by holders of shares of the Company following the Transaction and any cash or other consideration received by the shareholders of the Company in the Transaction. Unless otherwise determined by the Board of Directors, the assumed, converted or replacement awards (including the right to receive cash or other consideration) shall be vested only to the extent that the vesting requirements relating to awards granted hereunder have been satisfied.

9.2.3	The Board of Directors provides a period of 30 days or less before the completion of the Transaction during which outstanding options are fully exercisable (and the exercisability and exercise may be conditioned on the completion of the Transaction), and upon the expiration of that period, all unexercised options shall immediately terminate.

9.3	Rights Issued by Another Corporation. The Board of Directors may also grant options and stock bonuses and RSUs and issue restricted stock under the Plan with terms, conditions and provisions that vary from those specified in the Plan, provided that any such awards are granted in substitution for, or in connection with the assumption of, existing options, stock bonuses, RSUs and restricted stock granted, awarded or issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a Transaction.

10.	Amendment of the Plan. The Board of Directors may at any time modify or amend the Plan in any respect. Except as provided in Section 9, however, no change in an award already granted shall be made without the written consent of the holder of the award if the change would adversely affect the holder.

11.	Employees Outside the United States. To comply with the laws in other countries in which the Company or any of its subsidiaries operates or has employees, the Board of Directors in its sole discretion, shall have the power and authority to:

a) Determine which subsidiaries shall be covered by the Plan;

b) Determine which employees outside the United States are eligible to participate in the Plan;

c) Either initially or by amendment, modify the terms and conditions of any award granted to any employee outside the United States;

d) Either initially or by amendment, establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable, which may include payment of awards under the Plan in cash rather than by issuing shares of Common Stock; and

e) Either initially or by amendment, take any action that it deems advisable to obtain approval or comply with any applicable government regulatory exemptions or approvals.

Although in establishing such sub-plans, terms or procedures, the Company may endeavor to (i) qualify an award for favorable foreign tax treatment or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of awards under the Plan.

12.	Approvals, Legal Compliance. The granting of awards and the issuance of shares of Common Stock under the Plan shall be subject to compliance with all applicable requirements imposed by federal, state, local and foreign securities laws and other laws, rules, and regulations, and by any applicable regulatory agencies or stock exchanges. The Company shall have no obligation to issue shares of Common Stock issuable under the Plan or deliver evidence of title for shares of Common Stock issued under the Plan prior to obtaining any approvals from governmental agencies that the Company determines are necessary, and completion of any registration or other qualification of the shares of Common Stock under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary. To that end, the Company may require the optionee to take any reasonable action to comply with such requirements before issuing such shares of Common Stock. No provision in the Plan or action taken under it authorizes any action that is otherwise prohibited by federal, state, local or foreign laws, rules, or regulations, or by any applicable regulatory agencies or stock exchanges.

13.	Employment and Service Rights. Nothing in the Plan or any award pursuant to the Plan shall (i) confer upon any employee any right to be continued in the employment of an Employer or interfere in any way with the Employer’s right to terminate the employee’s employment at will at any time, for any reason, with or without cause, or to decrease the employee’s compensation or benefits, or (ii) confer upon any person engaged by an Employer any right to be retained or employed by the Employer or to the continuation, extension, renewal or modification of any compensation, contract or arrangement with or by the Employer.

14.	Rights as a Shareholder. The recipient of any award under the Plan shall have no rights as a shareholder with respect to any shares of Common Stock until the date the recipient becomes the holder of record of those shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date occurs before the date the recipient becomes the holder of record.

Adopted:	August 2, 2006
Amended:	May 29, 2008
May 28, 2010
September 15, 2011
January 24, 2012
March 28, 2012
May 22, 2013
March 27, 2014
June 5, 2014 (increased shares available for issuance by 350,000; amended

Sections 9.2, 9.3 and 9.4; and added the Addendum)
December 17, 2014 (increased shares available for issuance by 1,125,101)
June 9, 2015
September 2, 2015

ADDENDUM

TO

ELEMENTAL TECHNOLOGIES, INC.

2006 STOCK INCENTIVE PLAN

(Applicable to California Residents)

During the period when the Company is relying upon the exemption afforded by Section 25102(o) of the California Corporations Code with respect to awards granted under the Plan to residents of the state of California, the terms set forth in this Addendum shall apply to such awards. All capitalized terms used in this Addendum but not otherwise defined shall have the respective meanings set forth in the Plan. For clarity, the interpretation and construction of the provisions of this Addendum by the Board of Directors shall be final and conclusive. The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the Addendum in the manner and to the extent it deems expedient to carry the Addendum into effect, and the Board of Directors shall be the sole and final judge of such expediency.

1. No option shall by its terms be exercisable after the expiration of 10 years from the date the option is granted.

2. Each option by its terms (a) shall be nonassignable and nontransferable by the optionee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the optionee’s domicile at the time of death, and (b) during the optionee’s lifetime, shall be exercisable only by the optionee; provided, however, that the Board of Directors may permit a Non-Statutory Stock Option to be transferable to a revocable trust or by gift or domestic relations order to a family member of the optionee. For purposes of this Addendum, the term “family member” has the meaning set forth in Rule 701 of the Securities Act of 1933, as amended.

3. Awards granted pursuant to Section 7 or 8 of the Plan shall be subject to an award agreement which may contain any terms, conditions, restrictions, representations and warranties required by the Board of Directors; provided, however, that the right to purchase or acquire the shares shall be nontransferable by the prospective recipient of the shares, either voluntarily or by operation of law, except that the Board of Directors may permit transfer (a) by will, (b) by the laws of descent and distribution of the state or country of such prospective recipient’s domicile at the time of death, (c) to a revocable trust or (d) by gift or domestic relations order to a family member of the prospective recipient of the shares.

4. In addition to the adjustments described in Section 9.1 of the Plan, the Board of Directors shall also make, with respect to any outstanding option or any other outstanding award granted under the Plan, such adjustments as may be required by Section 25102(o) of the California Corporations Code to the extent the Company is relying upon the exemption afforded thereby with respect to the award.

5. Unless otherwise determined by the Board of Directors, if an optionee’s employment or service with the Company terminates for any reason other than because of total disability (as defined in Section 6.1.4(b) of the Plan) or death, his or her option may be exercised at any time before the expiration date of the option or the expiration of 30 days after the date of termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of termination; provided, however, that the Board of Directors may not provide for a post-termination exercise period (except with respect to termination of employment with the Company for cause) that ends before the earlier of (a) the expiration of 30 days after the date of termination or (b) the expiration date of the option. For purposes of this Addendum, “cause” shall have the meaning (if any) set forth in the applicable option agreement or employment agreement. For clarity, the foregoing does not in any way limit the ability of the Employer to terminate an employee’s employment at any time, for any reason, with or without cause.

6. Unless otherwise determined by the Board of Directors, if an optionee’s employment or service with the Company terminates because of total disability, his or her option may be exercised at any time before the expiration date of the option or before the date 12 months after the date of termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of termination; provided, however, that the Board of Directors may not provide for a post-termination exercise period that ends before the earlier of (a) the expiration of 6 months after the date of termination or (b) the expiration date of the option.

7. Unless otherwise determined by the Board of Directors, if an optionee dies while employed by or providing service to the Company, his or her option may be exercised at any time before the expiration date of the option or before the date 12 months after the date of death, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of death and only by the person or persons to whom the optionee’s rights under the option shall pass by the optionee’s will or by the laws of descent and distribution of the state or country of domicile at the time of death; provided, however, that the Board of Directors may not provide for a post-termination exercise period that ends before the earlier of (a) the expiration of 6 months after the date of termination or (b) the expiration date of the option.

8. The Plan was adopted by the Board of Directors and became effective as of August 2, 2006 and was approved within 12 months of that date by a majority of the then outstanding securities entitled to vote. No option granted under the Plan was exercised, and no shares were awarded under Section 7 or 8 of the Plan, before such security holder approval was obtained. All options shall be granted, if at all, by August 2, 2016. All awards granted pursuant to Section 7 or 8 of the Plan shall be granted, if at all, by August 2, 2016.

Certain amendments to the Plan to (among other things) add this Addendum were approved by the Board of Directors effective May 29, 2014. Such amendments shall be approved by a majority of the outstanding securities entitled to vote within 12 months after such date. Any option granted to any person in California that is exercised before such security holder approval is obtained (and any award granted pursuant to Section 7 or 8 of the Plan before such approval is obtained) must be rescinded if security holder approval is not obtained in the manner described in the preceding sentence. The shares issued upon any such exercise (and any such shares awarded pursuant to Section 7 or 8 of the Plan) shall not be counted in determining whether such approval is obtained.

9. The Company will provide financial statements to each award recipient at least annually during the period such individual has awards outstanding, or as otherwise required under Section 260.140.46 of Title 10 of the California Code of Regulations. Notwithstanding the foregoing, the Company will not be required to provide such financial statements to award recipients when (a) issuance is limited to key persons whose duties in connection with the Company assure them access to equivalent information or (b) the Plan or any applicable agreement complies with all conditions of Rule 701 of the Securities Act of 1933, as amended; provided that for purposes of determining such compliance, any registered domestic partner shall be considered a “family member” as that term is defined in Rule 701.